SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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Filed by a party other than the Registrant   ☐

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AeroCentury Corp.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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The following cover letter will be distributed with the Company's proxy statement:

AeroCentury Corp.
1440 Chapin Avenue, Suite 310
Burlingame, California 94010
650/340-1888
Fax:650/696-3929

Dear Stockholders:

In our Proxy Statement contained in this packet, we informed you that we had received notice from a stockholder, Lee G. Beaumont, that he intended to nominate himself for election to Director at the upcoming Annual Meeting of Stockholders on May 7, 2015.   Since preparation of our Proxy Statement, Mr. Beaumont has filed a preliminary proxy statement with the Securities and Exchange Commission and you may have received, or will soon be receiving, a proxy statement from Mr. Beaumont.

Who is Mr. Beaumont?  As disclosed in “BACKGROUND OF THE SOLICITATION FOR DIRECTOR ELECTION TO OCCUR AT THE 2015 ANNUAL MEETING” on page 6 of our Proxy Statement, Mr. Beaumont, through his one-person consulting company, Beau-Tech Consulting, acted as a finder to AeroCentury for three aircraft engines that Mr. Beaumont had presented in 2009 for acquisition by AeroCentury.  AeroCentury eventually acquired those engines, and Mr. Beaumont was engaged to act as remarketing broker for the three engines charged with finding new lessees to keep the engines on lease when existing leases expired. He also continued to periodically present to AeroCentury additional assets for acquisitions, all of which AeroCentury declined, due to unworkable economics and/or lessee creditworthiness issues that made the proposed purchases unacceptable to AeroCentury and/or its credit facility lenders.

AeroCentury became dissatisfied with Mr. Beaumont’s performance as a remarketing agent in finding new qualified lessees for the three engines it acquired through Mr. Beaumont. Although Mr. Beaumont had represented that, based on his knowledge of the regional jet engine market, there would be high demand for these engines, the actual demand was disappointing and well short of the results expected based on those representations. Furthermore, AeroCentury became aware that in 2011, Mr. Beaumont had formed BeauTech Power Systems, LLC to acquire and lease engines. AeroCentury viewed this as a conflict of interest with Beaumont’s role as a remarketing agent for AeroCentury and a potential reason for Beaumont’s poor remarketing performance.  Therefore, once Mr. Beaumont’s remarketing agreement for the three aircraft engines expired in 2012, AeroCentury did not renew it.

As disclosed in Mr. Beaumont’s preliminary proxy statement, Mr. Beaumont has also been an active trader in AeroCentury stock.  In December 2014, after acquiring ownership of over 9% of AeroCentury’s common stock, Mr. Beaumont made an offer to buy AeroCentury in December 2014 at a price of $12.50 per share.  After reviewing the offer, the Board of Directors rejected the acquisition offer, and concluded that at that time the best way to increase stockholder value going forward was to implement AeroCentury’s long-term corporate strategy objectives and business plan. We believe this proxy contest is another attempt by Mr. Beaumont to divert AeroCentury’s attention and its financial resources from its core aircraft leasing business to ones in which his own engine leasing enterprises can profitably participate.

What will happen if you give Mr. Beaumont your proxy? If you complete the gold proxy card provided by Mr. Beaumont, Mr. Beaumont will vote your shares at the Annual Meeting of Stockholders to elect himself to the Board of Directors, and against the election of the Director nominee recommended by the Board of Directors, Thomas W. Orr.  Mr. Orr, a member of the American Institute of CPAs and the California Society of CPAs, is an independent outside Board of Directors member and currently the chair of the Audit Committee that is responsible for oversight of AeroCentury’s financial accounting and reporting process, internal controls, audit process and process for monitoring compliance with laws and regulations.  We direct you to Mr. Orr’s biographical information on page 9 of our Proxy Statement, which demonstrates his financial expertise and public company board experience, which is of great value to AeroCentury.  If Mr. Beaumont succeeds in obtaining sufficient proxies, Mr. Orr will not be re-elected to the Board of Directors, and Mr. Beaumont, with no prior public company board experience, will take his place. Thus, if Mr. Beaumont succeeds in ousting and replacing Mr. Orr as a director, the Board of Directors will lose Mr. Orr’s valuable financial accounting expertise, public company governance experience and a historical perspective on AeroCentury that cannot be provided by Mr. Beaumont as a successor.

As is apparent from reviewing Mr. Beaumont’s biographical information contained in his preliminary proxy statement, Mr. Beaumont’s prior recent experience in the aviation sector is limited to the aircraft engine industry, including his latest venture, BeauTech Power Systems, LLC, which according to its website, deals exclusively with engine transactions, and Mr. Beaumont appears to have no experience in the financing and leasing of aircraft. While AeroCentury has a small number of engines in its portfolio (3% of AeroCentury’s revenue in 2014 was engine lease revenue), AeroCentury’s core business is aircraft leasing, and the aircraft operating lease business operates on a much different business model from the short-term engine leasing business that characterizes independent engine lessors.

It is imperative that you take the time to read and consider the facts so you can make an informed decision on this important matter when it is brought to a vote at our Annual Meeting of Stockholders on May 7, 2015.  We urge you to vote the WHITE proxy card FOR the nominees recommended by the Board and ask that you NOT return any GOLD proxy card sent to you by Mr. Beaumont.

We strongly believe a vote to elect Mr. Beaumont would be contrary to the best interests of stockholders.  Mr. Beaumont is seeking to take a seat on the Board of Directors, but we believe that his focus as a Board of Directors member will not be to serve the interests of all the AeroCentury stockholders, but rather the interests of his own engine leasing enterprise, of which he is the majority owner and CEO.  We believe that the current Board of Directors, with the re-election of BOTH nominees recommended by AeroCentury, Mr. Thomas W. Orr and Mr. David P. Wilson, will have the right blend of skills, deep experience, and fresh perspectives, to continue to provide the guidance and disciplined oversight to AeroCentury management necessary to implement AeroCentury’s corporate strategy and business plan.

We urge you to vote the WHITE proxy card today.

Sincerely,

/s/Roy E. Hahn	/s/Evan M. Wallach	/s/Neal D. Crispin	/s/Toni M. Perazzo
Roy E. Hahn Independent Director	Evan M. Wallach Independent Director	Director, Chairman of the Board & CEO	Director, Sr. V.P. Finance & Secretary

If you have any questions, require assistance with voting your WHITEproxy card, or need additional copies of the proxy materials, please contact our proxy solicitor:

480 Washington Blvd., 26th Floor
Jersey City, NJ  07310
(800) 868-1390 (Toll Free)